UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

Double Eagle Petroleum Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As discussed in Item 5.02 below, on August 12, 2013, Ashley Jenkins resigned her position as the Chief Financial Officer of Double Eagle Petroleum Co. (the “Company”), effective August 23, 2013. Ms. Jenkins’s decision to resign was not due to any disagreement with the Company’s management or the Board. As a result of the resignation, the Amended and Restated Employment Agreement dated March 30, 2012, between the Company and Ms. Jenkins (the “Employment Agreement”) will terminate on August 23, 2013. Neither Ms. Jenkins’ resignation nor the termination of the Employment Agreement result in any severance payments or severance benefits.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August12, 2013, Ashley Jenkins resigned as the Company’s Chief Financial Officer, effective August 23, 2013.

(c) Effective August 26, 2013, Kurtis Hooley will assume the role of Executive Vice President and Chief Operating and Financial Officer. Mr. Hooley was appointed as the Company’s Chief Operating Officer in September 2012, and is responsible for the Company’s operations, finance and administrative activities. Mr. Hooley has been with the Company since 2004 and has served in several capacities with the Company since 2003, including his prior position of Senior Vice-President and Chief Financial Officer since 2007, and as the Director of Business Development and Financial Planning from 2006 to 2007. Mr. Hooley is 49 years of age. As a result of Mr. Hooley being appointed to the position of Executive Vice President and Chief Operating and Financial Officer, his base salary will be increased to $300,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE EAGLE PETROLEUM CO.

Date: August 15, 2013	By:	/s/ Emily Maron
	Name:	Emily Maron
	Title:	Assistant Corporate Secretary